ARTICLES OF AMENDMENT
                                to the
                        ARTICLES OF INCORPORATION

(Filed with the Colorado Secretary of State on December 31, 1990.)

Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendments to its Articles of
Incorporation:

     FIRST:  The name of the corporation is (note 1) Hallador Petroleum
Company.

     SECOND: The following amendment to the Articles of Incorporation was adopted on December 31, 1990, as prescribed by the Colorado Corporation Code, in the manner marked with an X below:

     ___ Such amendment was adopted by the board of directors where no shares have been issued.

     _X_ Such amendment was adopted by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.
 RESOLVED, that Articles of Incorporation of Hallador Petroleum Company (the "Corporation") be amended by deleting paragraph (a) of Article Fourth and substituting therefor the following new paragraph (a):

          FOURTH: (a) The aggregate number of shares of capital stock which the Corporation shall have authority to issue shall be 110,000,000 shares, consisting of 100,000,000 shares of Common Stock, with a par value of each share of $0.01, and 10,000,000 shares of Preferred Stock, with a par value of each share of $0.10, issuable in series. Each ten (10) shares of the Corporation's Common Stock issued and outstanding at the time Articles of Amendment containing this amendment are filed with the Secretary of State of Colorado shall be and hereby are automatically changed and reclassified without further action into one (1) fully paid and nonassessable share of the Corporation's Common Stock, provided that no fractional shares shall be issued pursuant to such change and reclassification as a result of such change and reclassification the cash value of such fractional share based upon the average of the closing bid and asked quotations on the National Association of Securities Dealers trading period commencing on November 27, 1990 until the day preceding the date Articles of Amendment containing this amendment are filed with the Secretary of State of Colorado.

     THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is a follows: None.

     FOURTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capitals as change by such amendment, are as follows: No change.

                         HALLADOR PETROLEUM  COMPANY (NOTE 1)


                         BY:  WILLIAM T. KRIEG, PRESIDENT
                              W. ANDERSON BISHOP, SCTY (NOTE 2)

Note: 1. Exact corporate name of corporation adopting the Articles of Amendments. (f this is a change of name amendment the name before this amendment is filed.)

     2.  Signatures and titles of officers signing for the corporation.

     3.  Where no shares have been issued, signature of a director.